EXHIBIT 12

                        PIONEER FINANCIAL SERVICES, INC.
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)
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                                                Nine Month
                                            Ended September 30                              Year Ended December 31,

                                           1994           1995               1990          1991         1992        1993       1994

 Computation of earnings:

 Income (loss) before income taxes
 per statement of consolidated          $    18,124   $     20,254        $  (14,161)   $   13,320   $ (25,436)   $18,764   $ 26,022
 operations  . . . . . . . . . . . .
 Add Back Fixed Charges:

 Income on Indebtedness,
 Amortization of debt issue costs
 and interest portion of rent                 4,423          4,969              4,796        3,335        2,387     3,871      5,947
 expense . . . . . . . . . . . . . .

 Income (loss) (as adjusted) . . . .    $    22,547   $     25,223        $   (9,365)   $   16,655   $ (23,049)   $22,635   $ 31,969
 Fixed Charges:

 Total Fixed Charges (interest on
 indebtedness, Amortization of debt
 issue costs and interest portion of
 rent expenses)  . . . . . . . . . .    $     4,423   $      4,969        $     4,796   $    3,335   $    2,387   $ 3,871   $  5,947
 Ratio of Earnings to Fixed Charges            5.10           5.08                N/A         4.99          N/A      5.85       5.38


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